EXHIBIT 99



                                CASH TRANSACTIONS


     Payments received from TransCanada on 8.75% Junior Subordinated Debentures due July 24, 2045


              Date                                                Payment Amount
              ----                                                --------------

     September 30, 1996                                           $2,683,484.27
     December 31, 1996                                            $3,500,196.88


     Distributions paid to Holders of TransCanada Capital Cumulative Trust Originated Preferred Securities and Common Securities.

                        Preferred          Common                  Total
     Date               Securities         Securities              Amount Paid
     ----               ----------         ----------              -----------

September 30, 1996      2,683,333.33       150.94                  $2,683,484.27
December 31, 1996       3,500,000.00       196.88                  $3,500,196.88

                                  [KPMG LOGO]



                     Financial Statements of



                     TRANSCANADA CAPITAL



                     Year ended December 31, 1996

NOTICE TO READER

We have compiled the balance sheet of TransCanada Capital as at December 31, 1996 and the statements of trust receipts and distributions and cash flows for the period from June 11, 1996 to December 31, 1996 from information provided by the trustee. We have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information. Readers are cautioned that these statements may not be appropriate for their purposes.



KPMG
Chartered Accountants

Calgary, Canada
July 21, 1997
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                               TransCanada Capital

                             Unaudited Balance Sheet



                                             December 31, 1996     June 11, 1996
                                             -----------------     -------------

Assets

Junior Subordinated Debentures                    $160,009,000          $   --
                                                  ============          ========

Liabilities and Shareholder's Equity

Redeemable Preferred Securities                   $160,000,000          $   --

Shareholder's Equity
     Common Securities                                   9,000              --
                                                  ------------          --------
                                                  $160,009,000          $   --
                                                  ============          ========

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                               TransCanada Capital

             Unaudited Statement of Trust Receipts and Distributions

   For the period from June 11, 1996 (date of formation) to December 31, 1996




Interest from Junior Subordinated Debentures                        $ 6,183,681

Distributions on Preferred Securities                                (6,183,333)
Distributions on Common Securities                                         (348)
                                                                    -----------

                                                                    $   --
                                                                    ===========
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                               TransCanada Capital

                        Unaudited Statement of Cash Flows

   For the period from June 11, 1996 (date of formation) to December 31, 1996



Operating activities
Interest on Junior Subordinated Debentures                        $   6,183,681

Investing activities
Purchase of Junior Subordinated Debentures                         (160,009,000)

Financing activities
Issue of Preferred Securities                                       160,000,000
Issue of Common Securities                                                9,000
Distributions on Preferred Securities                                (6,183,333)
Distributions on Common Securities                                         (348)
                                                                  -------------
                                                                    153,825,319
                                                                  -------------
Change in cash                                                             --

Cash, beginning of period                                                  --
                                                                  -------------

Cash, end of period                                               $        --
                                                                  =============

                               TransCanada Capital
                     Notes to Unaudited Financial Statements
                                December 31, 1996


1.   The Trust

     TransCanada Capital (the "Trust") is a statutory business trust formed under the laws of the State of Delaware on June 11, 1996 pursuant to (i) a declaration of trust ("Declaration") executed by the initial trustees thereof, none of which is affiliated with TransCanada PipeLines Limited, and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. An organization exempt from United States federal income taxation under Section 501(c) of the Code, directly or indirectly, owns all of the common securities of the Trust, which common securities represent an aggregate liquidation amount approximately equal to 0.01% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing trust securities representing undivided beneficial interests in the assets of the Trust, (ii) using the gross proceeds from the offering of the trust securities to purchase Junior Subordinated Debentures of TransCanada PipeLines Limited ("TCPL") and (iii) engaging in only those other activities necessary or incidental thereto.

2.   Junior Subordinated Debentures

     On July 23, 1996, TransCanada Capital purchased $160,009,000 of Junior Subordinated Debentures from TCPL. The Junior Subordinated Debentures bear interest at 8.75% and mature on July 24, 2045.

     TCPL has the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment date on the Junior Subordinated Debentures at any time and from time to time, subject to certain conditions, for a period of up to 20 consecutive quarters (each such period, an "Extension Period"). During each such Extension Period, distributions on the trust securities shall be deferred (but such distributions will continue to accrue but will not compound). TCPL may not defer interest payments on the Junior Subordinated Debentures if there is accrued and unpaid interest on the Junior Subordinated Debentures arising from a prior, completed Extension Period. There could be multiple Extension Periods of varying lengths, each of up to 20 consecutive quarters throughout the term of the Junior Subordinated Debentures.

                               TransCanada Capital
                     Notes to Unaudited Financial Statements
                                December 31, 1996


2.   Junior Subordinated Debentures (continued)

     The Junior Subordinated Debentures are redeemable in cash by TCPL, in whole or in part, at any time on or after July 23, 2001, or at any time, in whole but not in part, following, in each case under certain circumstances, the occurrence of (i) a Redemption Tax Event, as defined, or (ii) a Distribution Tax Event, as defined, and, in each of the foregoing cases, at an amount equal to 100% of the principal amount of the Junior Subordinated Debentures to be redeemed, plus accrued and unpaid interest thereon. If TCPL redeems Junior Subordinated Debentures, the Trust must redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed at $25 per trust security plus accrued and unpaid distributions thereon to the date fixed for redemption.

3.   Redeemable Preferred Securities

     TransCanada Capital issued the Redeemable Preferred Securities ("Preferred Securities") on July 23, 1996. Holders of the Preferred Securities are entitled to receive cash distributions in U.S. dollars at an annual rate of 8.75% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1996. Upon an event of default under the Declaration, the holders of the Preferred Securities will have a preference over the holders of the common securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.

     The distribution rate and the distribution payment dates and other payment dates for the Preferred Securities correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debentures which, together with the Trust's rights under the Debenture Purchase Agreement between TCPL and the Trust, dated July 11, 1996 (the "Purchase Agreement"), pursuant to which the Trust purchased the Junior Subordinated Debentures, are the only assets of the Trust. As a result, if TCPL does not make principal or interest payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities. The obligations of TCPL under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future senior indebtedness of TCPL. Such obligations are also effectively subordinate to claims of creditors of TCPL's subsidiaries and of the joint ventures and partnerships to which TCPL is a party. There are no terms in the Preferred Securities or the Junior Subordinated Debentures that limit the ability of TCPL or its subsidiaries or joint ventures and partnerships to which it is a party to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Debentures.

                               TransCanada Capital
                     Notes to Unaudited Financial Statements
                                December 31, 1996


4.   Financial Instruments

     The fair value of the Junior Subordinated Debentures was $166.4 million at December 31, 1996. The fair value of the Preferred Securities was $166.4 million at December 31, 1996.

5.   Economic Dependence

     TransCanada Capital's only assets are the Junior Subordinated Debentures and its rights under the Purchase Agreement with TCPL and, as such, the Trust is economically dependent on TCPL.